Filed Pursuant to Rule 424(b)2
Registration No. 333-146366

Prospectus supplement to prospectus dated September 27, 2007

FTI Consulting, Inc.

4,200,000 Shares

Common Stock

This is a public offering of common stock of FTI Consulting, Inc. We are offering 4,200,000 shares of our common stock. Our common stock is listed on the New York Stock Exchange under the symbol “FCN.” The last reported sale price of our common stock on October 3, 2007 was $51.49 per share.

Investing in our common stock involves risk. See “ Risk Factors” beginning on page 14 of our Annual Report on Form 10-K for the year ended December 31, 2006, page 1 of the prospectus accompanying this prospectus supplement and page S-9 of this prospectus supplement.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed on the adequacy or accuracy of this prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

	Per Share	Total

Public offering price	$50.00	$210,000,000
Underwriting discounts and commissions	$2.00	$8,400,000
Proceeds, before expenses, to FTI Consulting, Inc.	$48.00	$201,600,000

We have granted the underwriters the option to purchase up to an additional 630,000 shares of our common stock at the initial price to the public less the underwriting discount.

The underwriters expect to deliver the shares against payment on or about October 9, 2007.

Joint Book-Running Managers

Deutsche Bank Securities    Banc of America Securities LLC    Goldman, Sachs & Co.

Co-Managers

Boenning & Scattergood, Inc.	CJS Securities, Inc.	JMP Securities

Sidoti & Company LLC	Stifel Nicolaus	Suntrust Robinson Humphrey

The date of this prospectus supplement is October 3, 2007.

Prospectus Supplement

You should rely only on the information contained in or incorporated by reference into this prospectus supplement and the accompanying prospectus and any other offering material filed or provided by us. Neither we nor the underwriters have authorized anyone to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are offering to sell, and seeking offers to buy, shares of common stock only in jurisdictions where offers and sales are permitted. The information contained in this prospectus supplement and the accompanying prospectus is accurate only as of their dates, regardless of the time of delivery of this prospectus supplement and the accompanying prospectus or of any sale of our common stock. Our business, prospects, financial condition and results of operations may have changed since the date of this prospectus supplement or the accompanying prospectus.

No action is being taken in any jurisdiction outside the United States to permit a public offering of the shares of our common stock or possession or distribution of this prospectus supplement and the accompanying prospectus in that jurisdiction. Persons who come into possession of this prospectus supplement and the accompanying prospectus in jurisdictions outside the United States are required to inform themselves about and to observe any restrictions as to this offering and the distribution of this prospectus supplement and the accompanying prospectus applicable to that jurisdiction.

SUMMARY

The following summary contains information about this offering. It may not contain all of the information that is important to you and it is qualified in its entirety by the more detailed information included or incorporated by reference in this prospectus supplement and the accompanying prospectus. You should carefully consider the information contained in and incorporated by reference in this prospectus supplement, including the information set forth under the heading “Risk Factors” beginning on page 14 of our Annual Report on Form 10-K for the year ended December 31, 2006, page 1 of the prospectus accompanying this prospectus supplement and page S-9 of this prospectus supplement. In addition, certain statements include forward-looking information that involves risks and uncertainties. See “Forward-Looking Information.”

The terms “FTI,” “Company” and “we,” “us” or “our” wherever used herein refer to FTI Consulting, Inc., together with all of its consolidated domestic and foreign subsidiary companies, unless the context indicates otherwise.

Overview of FTI

We are a leading global consulting firm to organizations confronting the critical legal, financial and reputational issues that shape their futures. Our experienced teams of professionals, many of whom are widely recognized as experts in their respective fields, provide high-caliber consulting services to a broad range of clients. We believe clients retain us because of our recognized expertise and capabilities in highly specialized areas, as well as our reputation for satisfying clients’ needs.

Our professionals have experience providing services in many areas, including: fraud, damages, lost profits, valuation, antitrust and competition, accountant’s liability and malpractice, contract disputes, patent infringement, price fixing, purchase price disputes, solvency and insolvency, fraudulent conveyance, preferences, disclosure statements, trademark and copyright infringement, the financial impact of government regulations and electronically stored information and repository services. We have strong capabilities in highly specialized industries, including telecommunications, healthcare, transportation, utilities, chemicals, energy, commercial and investment banking, pharmaceuticals, tobacco, retail and information technology. With the acquisition of FD International (Holdings) Limited, or FD, in October 2006, we also have strong capabilities providing strategic and financial communications consulting services.

As of June 30, 2007, we had a total headcount of 2,228, of which 1,686 were revenue-generating professionals. As of June 30, 2007, we had operations across 29 U.S. cities, as well as the United Kingdom, Ireland, France, Spain, Russia, Australia, China, Hong Kong, Japan, Singapore, the United Arab Emirates, South Africa, Argentina, Brazil, Colombia, Panama and Mexico.

We operate through the following five business segments:

Forensic/Litigation Consulting

Our forensic/litigation consulting practice provides an extensive range of services to assist clients in all phases of investigation and litigation, including pre-filing, discovery, trial preparation, expert testimony and other trial support services. We help clients assess complex financial transactions, reconstruct events from incomplete and/or corrupt data, uncover vital evidence, identify potential claims and assist in the pursuit of financial recoveries and settlements. We also provide asset tracing and fraud investigation services. Our graphics and technology services assist clients in preparing for and presenting their cases in court. Through the use of proprietary information technology, we have demonstrated our ability to help control litigation costs, expedite the trial process and provide our clients with the ability to readily organize and access case-related data. Our international risk and investigations group provides business intelligence and investigations, corporate investigations, litigation and dispute investigations and integrity advisory services.

As of June 30, 2007, we had 410 revenue-generating professionals in our forensic/litigation consulting practice.

Corporate Finance/Restructuring Consulting

Our corporate finance/restructuring consulting practice provides turnaround, performance improvement, lending solutions, financial and operational restructuring, restructuring advisory, mergers and acquisitions, transaction advisory and interim management services. We analyze, recommend and implement strategic alternatives for our corporate finance/restructuring clients, offering services such as interim management in turnaround situations, rightsizing infrastructure, assessing long-term enterprise viability and business strategy consulting. We assist underperforming companies as they make decisions to improve their financial condition and operations. We lead and manage the financial aspects of in-court restructuring processes by offering services that include an assessment of the impact of a bankruptcy filing on the client’s financial condition and operations. We also assist our clients in planning for a smooth transition into and out of bankruptcy, facilitating the sale of assets and arranging debtor-in-possession financing. Through FTI Palladium Partners, we help financially distressed companies implement their plans by providing interim management teams.

As of June 30, 2007, we had 360 revenue-generating professionals in our corporate finance/restructuring consulting practice.

Economic Consulting

Our economic consulting practice delivers sophisticated economic analysis and modeling of issues arising in mergers and acquisitions, antitrust and competition and other complex commercial and securities litigation. Our services include providing advice and testimony related to:

•	antitrust and competition issues that arise in the context of potential mergers and acquisitions;

•	other antitrust issues, including alleged price fixing, cartels and other forms of exclusionary behavior;

•	the application of modern finance theory to issues arising in securities litigation; and

•	public policy studies on behalf of companies, trade associations and governmental agencies.

Our statistical and economic experts help companies evaluate issues such as the economic impact of deregulation on a particular industry or the amount of commercial damages suffered by a business. We have deep industry experience in such areas as commercial and investment banking, telecommunications, energy, transportation, healthcare and pharmaceuticals. Our professionals regularly provide expert testimony on damages, rates and prices, merger effects, intellectual property disputes in antitrust and competition cases, regulatory proceedings and business valuations.

As of June 30, 2007, we had 213 revenue-generating professionals in our economic consulting practice.

Technology

Our technology practice provides software solutions, services and consulting to law firms, corporations and government agencies worldwide. Our principal business focuses on the identification, collection, preservation, review and production of electronically stored information, or ESI. ESI can include e-mail, computer files, transaction or financial information, and instant messaging stored on a computer. Our technology professionals combine industry leading software tools and domain expertise to help our clients manage this information for a variety of litigation, investigation and arbitration related activities. Our repository services team provides a highly scalable, online litigation and document review environment using our Ringtail product suite. Our Ringtail products are also directly licensed to clients and are additionally made available through channel partnerships for purchase.

As of June 30, 2007, we had 296 revenue-generating professionals in our technology practice.

Strategic and Financial Communications Consulting

Our strategic and financial communications consulting practice provides advice and consulting services related to financial communications, brand communications, public affairs and issues management and business consulting. Our financial communications offerings include services relating to strategic boardroom advice, mergers and acquisitions, investor relations, financial and business media relations, capital markets intelligence, initial public offerings, debt markets, corporate restructuring, proxy solicitation, corporate governance, corporate social responsibility and regulatory communications. Our brand communications offerings provide creative services to build consumer and business-to-business brands. These communication service offerings include strategic marketing advice, media relations, brand consultancy and repositioning, qualitative and quantitative research, sponsorship consultancy, strategy and event management and consumer communications. Our public affairs and issues management service offerings help to shape messages to policymakers and respond to crisis situations. The public affairs offerings include communication and consulting services relating to political intelligence, policy formation, political and media campaigns, third party and coalition mobilization, state aid, monopoly and antitrust regulatory affairs. Our issues management services include communication and consulting services relating to business continuity planning, crisis communications planning, crisis handling, media relations, reputation rehabilitation and simulation exercises.

As of June 30, 2007, we had 407 revenue-generating professionals in our strategic and financial communications consulting practice.

Competitive Strengths

We compete primarily on the basis of institutional and individual reputations, ability to immediately staff a significant engagement, performance record, quality of work, range of services provided and existing client relationships. We attribute our success and distinction to a combination of long-standing advantages, including:

Premium Brand Names with Leading Market Positions.    We believe that we are one of the most recognized brand names in the corporate finance/restructuring, economic and strategic and financial communications consulting industries. In addition, we believe we have leading market positions in our forensic/litigation consulting practice and technology practice based on revenues. The strength of our brand names and market positions are enhanced by the reputation of our well-recognized consultants, many of whom are leading members of their respective fields. We have benefited from our strategy of acquiring the leading practitioners in each practice, as well as, in select cases, the continued use of their brand names, either independently or coupled with the FTI brand, such as Lexecon, Ringtail, Cambio, Compass and FD or Financial Dynamics.

Diversified Revenue Sources.    We have created a balanced portfolio of services organized into five practices: forensic/litigation consulting, corporate finance/restructuring consulting, economic consulting, technology and strategic and financial communications consulting. We began to separately manage our technology practice in 2006 and our strategic and financial communications consulting practice was created with the acquisition of FD in October 2006. Our strategy is to continue to maintain such diversification. We believe that our broad service offerings and diversity of our revenues insulate us from fluctuations in market conditions in any one of our practices. We have offices in 29 U.S. cities, as well as the United Kingdom, Ireland, France, Spain, Russia, Australia, China, Hong Kong, Japan, Singapore, the United Arab Emirates, South Africa, Argentina, Brazil, Colombia, Panama and Mexico.

Diversified Portfolio of Elite Clients.    We provide services for a diverse group of clients, including global Fortune 500 companies, global law firms, global banks, local, state and federal governments and agencies in the United States and other countries throughout the world. In 2006, our top ten clients accounted for 21% of our total revenues, with no single client accounting for more than 5% of our total revenues. Among these top 10 clients were eight nationally recognized law firms, each of whom represented multiple clients and matters.

High Level of Repeat and Referral Business and Attractive, Highly Recurring Financial Model.    We derive a substantial portion of our revenues from repeat clients or referrals. Many of our client relationships are long-standing and include multiple contact points within each organization, increasing the depth and continuity of these relationships. We cultivate our critical relationships with financial institutions and law firms, which have served as entry points into significant, high-profile and reputation enhancing engagements.

Most of our services are rendered under time-and-expense arrangements that require the client to pay us a fee for the hours that we incur at agreed-upon rates. We also bill our clients for reimbursable expenses which may include the cost of producing our work products and other direct expenses that we incur on behalf of the client, such as travel costs. We also render services where the client is required to pay us a fixed monthly fee or recurring retainer. These arrangements are generally cancellable at any time. Some of our engagements contain performance-based arrangements in which we earn a success fee when and if certain predefined outcomes occur. This type of success fee may supplement a time-and-expense or fixed-fee arrangement. Success fee revenues may cause significant variations in our revenues and operating results due to the timing of achieving the performance-based criteria. In our technology practice, clients may also be billed based on the amount of data stored on our electronic systems or on the number of pages processed. The technology practice also derives revenues from licensing our Ringtail products directly to clients for installation within their own environments. While our business has evolved over the last year, seasonal factors, such as the timing of our revenue-generating professionals’ vacations and holidays continue to impact the timing of our revenues.

Strong Cash Flow.    Our business model has several characteristics that produce strong annual cash flows including high margins, relatively low capital expenditures and low working capital requirements. Our consistently strong annual cash flow supports our acquisition and growth strategies and our ability to service our indebtedness.

Business Strategy

The following are key elements of our business strategy:

Attract and Retain Highly Qualified Professionals.    Our professionals are crucial to delivering our services to clients and generating new business. As of June 30, 2007, we assembled a staff of 1,686 revenue-generating professionals, many of whom have established and widely recognized names in their respective practice areas. Through our substantial staff of highly qualified professionals, we can handle a number of large, complex assignments simultaneously. To attract and retain highly qualified senior managing directors and managing directors, we offer significant compensation opportunities, including sign-on bonuses, primarily in the form of forgivable loans, incentive bonuses and equity compensation, along with a competitive benefits package and the chance to work on challenging engagements. We have employment arrangements with substantially all of our senior managing directors that include non-competition and non-solicitation clauses.

Optimize Utilization and Billing Rates of FTI Professionals who Bill on an Hourly Basis.    We carefully monitor the utilization rates of our professionals, primarily in our forensic/litigation consulting, corporate finance/restructuring consulting and economic consulting practice groups, who bill on an hourly basis. Our goal is to manage growth to maintain utilization rates rather than intermittently expanding our staff in anticipation of short-term demand. We strive to attain utilization rates that allow us to maintain our profitability, make us less vulnerable to fluctuations in our workload and minimize seasonal factors affecting utilization. In addition, the nature of our services allows us to bill premium rates for the services of our revenue-generating professionals, which enhances our profitability. Most of the revenues in our technology practice and strategic and financial communications consulting practice are not generated on an hourly basis.

Leverage Our Relationships and Expertise.    We work hard to maintain our existing client relationships and develop new ones. We believe that the strength of our existing client relationships and the quality of our reputation across our industry, coupled with our recognized industry expertise, successful track record and size, are the most critical elements in a decision to retain us. We receive a significant amount of repeat business and referrals from our clients. We strive to build client relationships on a company-wide basis and encourage cross-selling among our practices. By successfully leveraging our reputation, experience and broad client base, we expect to continue to obtain engagements from both existing and new clients.

Expand the Breadth of Our Services and Geographic Presence.    We strive to offer our clients comprehensive solutions to their most complex problems, wherever they are in the world. Increasingly, our clients demand expertise across multiple markets and continents. To meet this demand, we provide our clients with a complete suite of services across all five practices. As we continue to grow, we plan to broaden our industry expertise and expand our electronic evidence and electronic repository services. We believe we are positioned to further explore opportunities to increase our presence in Europe, Asia, and other international locations to better serve our clients and to capitalize on what we believe are favorable market conditions.

Selectively Acquire Companies and Integrate Our New Professionals and Capabilities.    We follow a disciplined approach to executing and integrating acquisitions, targeting those that complement our business strategy or operate in an attractive specialized niche. Since June of 1998, we have completed more than a dozen acquisitions that have enhanced our practices significantly. We intend to continue to selectively pursue strategic acquisitions. We seek to integrate acquisitions in a way that fosters organic growth and provides synergies or cross-practice growth opportunities. We also structure our acquisitions to ensure that key individuals from the acquired company are retained and integrated after the transaction is executed. We believe that strategic acquisition opportunities may be particularly important to developing desirable scope and scale for our technology practice, although we expect to continue to consider acquisition opportunities that complement all parts of our existing business.

Industry Overview

We compete in the global consulting services industry, focusing on providing forensic/litigation consulting, corporate finance/restructuring consulting, economic consulting, technology and strategic and financial communications consulting services. There are a number of factors that drive demand for our services:

Increasing Need for Independent Expertise.    We believe that as a result of increased public scrutiny, regulatory complexity and litigation, businesses and their creditors will increasingly engage consulting firms to provide objective and independent expertise. This is particularly true in highly complex and sophisticated areas such as restructurings, bankruptcies, economic consulting, forensic accounting and high-stakes regulatory and legal proceedings. The emerging trend toward hiring consulting firms unaffiliated with company auditors represents a fundamental shift in the demand for our services and has increased the size of our overall practices.

Regulatory Complexity, Public Scrutiny and Increased Litigation.    We believe that heightened focus on corporate mismanagement, fraud-related investigations, ongoing regulatory activity such as SEC rulemaking, corporate governance scrutiny and increasing complexity in financial reporting requirements, including requirements under the Sarbanes-Oxley Act of 2002, drive demand for our services. In addition, we believe that increasing litigation costs require businesses to focus on better managing risks and the litigation process, particularly in large, complex, multi-jurisdiction cases and mass tort claims, which increases the demand for our technology practice services.

Strong Economy and Growing Merger and Acquisition Activity.    We believe that the overall strength of the economy and the growth in merger and acquisition activity are important drivers for our economic consulting practice and strategic and financial communications consulting practice. We also believe there is more complex litigation and regulatory activity during strong economic conditions. During periods of increased merger and acquisition activity, we have experienced increased use of our economic consulting services driven by growing areas such as antitrust and competition regulation, intellectual property disputes and breaches of contract.

Trends in Corporate Debt and Debt Default Rates.    We believe that corporate debt levels and related default rates are important indicators of the potential need for restructuring, turnaround, bankruptcy and related consulting services. According to Thomson Financial, both U.S. and international companies have continued to rely on debt to finance acquisitions, growth initiatives and working capital requirements, as evidenced by the fact that there were more issuances of U.S. and global long-term debt in 2006 than 2005. Demand for our services has been strong in sectors such as automotive, airline, telecommunications, media, entertainment and technology, all of which rely on corporate debt.

Importance of Corporate Communications and Increasingly Complicated Market Environment.    Corporate communications has become a key strategic issue demanding the attention of C-suite executives and boards of directors, as reputational risk becomes a rising concern on the corporate boardroom’s risk management agenda. There is an increasingly complicated market environment for large corporations, which requires an integrated and consultative approach covering several different aspects of business communications.

Growth of Multinational Firms and Increase in Growth Companies from Developing World.    Multinational firms are seeking to establish global branding, investor relations and communications strategies. Furthermore, increasing numbers of growth companies from the developing world are requiring access to developed markets’ capital base, with best practice communications advice being a key component in achieving this objective.

The Offering

Issuer	FTI Consulting, Inc.

Common stock offered	4,200,000 shares

Common stock outstanding after the offering	46,765,450 shares

Underwriters’ option to purchase additional shares	Up to 630,000 shares

New York Stock Exchange symbol	FCN

Use of proceeds	We intend to use the net proceeds for general corporate purposes, including the continuation of our strategic acquisition program. See “Use of Proceeds.”

Risk factors

Investing in our common stock involves certain risks, which are described under “Risk Factors” in this prospectus supplement, the accompanying prospectus and in the documents incorporated by reference herein, including our Annual Report on Form 10-K for the year ended December 31, 2006.

The number of shares of our common stock to be outstanding after this offering is based on 42,565,450 shares outstanding at June 30, 2007. The number of outstanding shares excludes:

•	3,153,776 shares of our common stock reserved for future option awards or stock grants under our equity incentive and deferred compensation plans;

•

6,037,442 shares of our common stock reserved for issuance upon exercise of stock options outstanding under our equity incentive plans with a weighted average exercise price of $24.27 per share at June 30, 2007;

•	2,000,000 shares of our common stock reserved for future grants under our employee stock purchase plan; and

•	shares deliverable upon conversion of our 3 3/4% Convertible Senior Subordinated Notes due 2012.

Unless otherwise specified, this prospectus supplement assumes no exercise of the underwriters’ option to purchase additional shares.

RISK FACTORS

An investment in our common stock involves a high degree of risk. You should carefully consider the following information, together with the other information contained in this prospectus supplement, the accompanying prospectus and other documents that are incorporated by reference into this prospectus supplement, including the section entitled “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2006, before buying our common stock.

If adopted, the proposed Financial Accounting Standards Board’s Staff Position regarding convertible debt instruments would cause our reported interest expense to increase, which would reduce our reported operating results.

On August 31, 2007, the Financial Accounting Standards Board released for comment a Proposed FASB Staff Position that would require an issuer of a convertible debt instrument that may be settled in cash upon conversion (including partial cash settlement) to separately account for the liability and equity components of the debt instrument in a manner that will reflect the entity’s nonconvertible debt borrowing rate, using the interest method over the life of a similar liability that does not have an associated equity component when interest cost is recognized in subsequent periods.

The proposal, if adopted, would be effective for financial statements issued for fiscal years beginning after December 15, 2007 and interim periods within those fiscal years. It would be applied retrospectively to all periods presented, and would modify the accounting for our $150,000,000 of 3 3/4% Convertible Senior Subordinated Notes issued on July 28, 2005 and due July 15, 2012, significantly increasing our reported interest expense and, consequently reducing our operating results. The proposal, if adopted, would have no effect on our cash or total cash flow from operations.

Based on the proposal, we estimate that our reported interest expense for 2005 and 2006 could increase by approximately $1.5 million and $3.7 million, respectively, and forecasted interest expense for 2007 and 2008 could increase by approximately $4.0 million and $4.3 million, respectively (an after-tax reduction in earnings of approximately $0.02 and $0.05 per diluted share for 2005 and 2006, respectively, and a forecasted after-tax reduction in earnings of approximately $0.05, and $0.06 per diluted share for 2007 and 2008, respectively, all calculated without giving effect to this offering). This is a preliminarily estimate based on a debt borrowing rate of 7 5/8%, which is the rate on our $200,000,000 Senior Notes due 2013 which were issued on the same day as our convertible notes were issued. The proposal may be changed before adoption (if it is adopted), and changes could significantly alter the proposal’s impact on our actual reported interest expense. In addition, our estimates for 2007 and 2008 are not necessarily indicative of the impact of the proposal on subsequent year results, as the interest method produces variations from one year to the next.

Strategic acquisitions in the technology sector may not be accretive in the near term.

To compete for strategic acquisitions that complement our technology practice, competitive market conditions may require us to pay prices that represent a higher multiple of revenues or profits than acquisitions we make in other business sectors. Because technology companies often are high-growth businesses, they typically can command higher purchase price multiples. As a result of these competitive dynamics, if we complete acquisitions with strategic importance to the future growth and profitability of our technology practice, at least some of them may not be accretive to our overall financial results in the near term.

FORWARD-LOOKING INFORMATION

This prospectus supplement includes “forward-looking statements” within the meaning of Section 21E of the Securities Exchange Act of 1934, or the Exchange Act. Forward-looking statements include statements concerning our plans, objectives, goals, strategies, future events, future revenues or performance, capital expenditures, compensation arrangements, financing needs, plans or intentions relating to acquisitions, business trends and other information that is not historical information, and may appear under the heading “—Risk Factors”, in our annual reports on Form 10-K and the other documents we file with the Securities and Exchange Commission, or SEC, including, among others, our quarterly reports on Form 10-Q and amendments thereto. When used in this prospectus supplement, the words estimates, expects, anticipates, projects, plans, intends, believes, forecasts and variations of such words or similar expressions are intended to identify forward-looking statements. All forward-looking statements are based upon our current expectations and various assumptions. Our expectations, beliefs and projections are expressed in good faith and we believe there is a reasonable basis for them. However, there can be no assurance that management’s expectations, beliefs and projections will result or be achieved.

There are a number of risks and uncertainties that could cause our actual results to differ materially from the forward-looking statements contained in this prospectus supplement. Important factors that could cause our actual results to differ materially from the forward-looking statements we make in this prospectus supplement are set forth herein, including under the heading “Risk Factors.” As stated elsewhere in this prospectus supplement, such risks, uncertainties and other important factors relate to, among others:

•	retention of qualified professionals and senior management;

•	conflicts resulting in our inability to represent certain clients;

•	former employees joining competing businesses;

•	ability to manage utilization and pricing rates;

•	ability to integrate the operations of acquisitions;

•	ability to adapt to operating in non-U.S. markets;

•	ability to replace senior managers and practice leaders who have highly specialized skills and experience;

•	ability to find suitable acquisition candidates or take advantage of opportunistic acquisition situations;

•	fluctuations in revenues, operating income and cash flows;

•	compliance with the Foreign Corrupt Practices Act;

•	damage to our reputation as a result of claims involving the quality of our services;

•	unexpected terminations of client engagements;

•	competition;

•	costs of integrating recent and any future acquisitions;

•	industry trends;

•	ability to manage growth;

•	changes in demand for our services;

•	non-payment of receivables;

•	changes in our leverage; and

•	proposed changes in accounting principles.

There may be other factors that may cause our actual results to differ materially from the forward-looking statements.

All forward-looking statements attributable to us or persons acting on our behalf apply only as of the date of this prospectus supplement and are expressly qualified in their entirety by the cautionary statements included herein. We undertake no obligation to update or revise any forward-looking statements to reflect subsequent events or circumstances and do not intend to do so.

USE OF PROCEEDS

The net proceeds from this offering, after deducting the underwriting discounts and commissions and estimated offering expenses payable by us, will be approximately $201.1 million (or approximately $231.4 million if the underwriters exercise their option to purchase additional shares in full). We intend to use the net proceeds for general corporate purposes, including the continuation of our strategic acquisition program.

CAPITALIZATION

The following table sets forth our cash and cash equivalents and consolidated capitalization as of June 30, 2007:

•	on an actual basis; and

•	as adjusted to give effect to our receipt of the proceeds from this offering and after deducting underwriting discounts and estimated offering expenses payable by us.

This information should be read in conjunction with, and is qualified in its entirety by, the consolidated financial statements and notes thereto included in our Quarterly Report on Form 10-Q for the three- and six- months ended June 30, 2007 incorporated by reference in this prospectus supplement.

	June 30, 2007
	Actual	As Adjusted
	(dollars in thousands)
Cash and cash equivalents	$30,255	231,403

Total debt	577,523	577,523

Less current portion	15,015	15,015

Total long-term debt	562,508	562,508

Stockholders’ equity:
Preferred stock, 5,000,000 shares authorized; none outstanding	—	—
Common stock, par value $0.01 per share: 75,000,000 shares authorized; 42,565,450 shares issued and outstanding, actual; 46,765,450 shares issued and outstanding, as adjusted	425	467
Additional paid-in capital	312,012	513,118
Retained earnings	307,281	307,281
Accumulated other comprehensive income	2,356	2,356

Total stockholders’ equity	622,074	823,222

Total capitalization	$1,199,597	1,400,745

UNDERWRITING

Subject to the terms and conditions of the underwriting agreement, the underwriters named below, through their representatives Deutsche Bank Securities Inc., Banc of America Securities LLC and Goldman, Sachs & Co. have severally agreed to purchase from us the following respective number of shares of common stock at a public offering price less the underwriting discounts and commissions set forth on the cover page of this prospectus supplement:

Underwriters	Number of Shares
Deutsche Bank Securities Inc.	1,680,000
Banc of America Securities LLC	1,050,000
Goldman, Sachs & Co.	1,050,000
Boenning & Scattergood, Inc.	70,000
CJS Securities, Inc.	70,000
JMP Securities LLC	70,000
Sidoti & Company LLC	70,000
Stifel, Nicolaus & Company, Inc.	70,000
SunTrust Robinson Humphrey, Inc.	70,000

Total	4,200,000

The underwriting agreement provides that the obligations of the several underwriters to purchase the shares of common stock offered hereby are subject to certain conditions precedent and that the underwriters will purchase all of the shares of common stock offered by this prospectus supplement, other than the shares covered by the option described below, if any of these shares are purchased.

We have been advised by the representatives of the underwriters that the underwriters propose to offer the shares of common stock to the public at the public offering price set forth on the cover of this prospectus supplement and to dealers at a price that represents a concession not in excess of $1.60 per share under the public offering price. The underwriters may allow, and these dealers may re-allow, a concession of not more than $0.10 per share to other dealers. After the initial public offering, representatives of the underwriters may change the offering price and other selling terms.

We have granted to the underwriters an option, exercisable not later than 30 days after the date of this prospectus supplement, to purchase up to 630,000 additional shares of common stock at the public offering price less the underwriting discounts and commissions set forth on the cover page of this prospectus supplement. The underwriters may exercise this option only to cover sales made in connection with this offering. To the extent that the underwriters exercise this option, each of the underwriters will become obligated, subject to conditions, to purchase approximately the same percentage of these additional shares of common stock as the number of shares of common stock to be purchased by it in the above table bears to the total number of shares of common stock offered by this prospectus supplement. We will be obligated, pursuant to the option, to sell these additional shares of common stock to the underwriters to the extent the option is exercised. If any additional shares of common stock are purchased, the underwriters will offer the additional shares on the same terms as those on which the shares are being offered.

The underwriting discounts and commissions per share are equal to the public offering price per share of common stock less the amount paid by the underwriters to us per share of common stock. The underwriting discounts and commissions are 4.0% of the initial public offering price. We have agreed to pay the underwriters the following discounts and commissions, assuming either no exercise or full exercise by the underwriters of the underwriters’ option:

	No Exercise	Full Exercise
Per share	$2.00	$2.00
Total	$8,400,000	$9,660,000

In addition, we estimate that our share of the total expenses of this offering, excluding underwriting discounts and commissions, will be approximately $452,072.

We have agreed to indemnify the underwriters against some specified types of liabilities, including liabilities under the Securities Act, and to contribute to payments the underwriters may be required to make in respect of any of these liabilities.

Each of our directors and executive officers has agreed not to offer, sell, contract to sell or otherwise dispose of, or enter into any transaction that is designed to, or could be expected to, result in the disposition of any shares of our common stock, other securities convertible into or exchangeable or exercisable for shares of our common stock or derivatives of our common stock for a period of 40 days after the date of this prospectus supplement without the prior written consent of Deutsche Bank Securities Inc., except that they may transfer shares of our common stock without the consent of Deutsche Bank Securities Inc. (i) as a bona fide gift or gifts, (ii) by way of a pledge for borrowed money, (iii) to any trust for the direct or indirect benefit of his or her immediate family members, provided, in each case, that the proposed transferee agrees to be bound by the same 40-day lock-up agreement, and (iv) tendering of shares of common stock to us for the payment of tax liabilities associated with the exercise of options to purchase common stock or the vesting of common stock awards or for the payment of the exercise price of options to purchase common stock. This consent may be given at any time without public notice. There are no agreements between the representatives and any of our directors or executive officers releasing them from these lock-up agreements prior to the expiration of this 40-day period. We have agreed not to issue, offer, sell, contract to sell or otherwise dispose of, or enter into any transaction that is designed to, or could be expected to, result in the disposition of any shares of our common stock or other securities convertible into or exchangeable or exercisable for shares of our common stock or derivatives of our common stock owned by these persons prior to this offering or common stock issuable upon exercise of options or warrants held by these persons for a period of 90 days after the date of this prospectus supplement without the prior written consent of Deutsche Bank Securities Inc., except that we may, without the consent of Deutsche Bank Securities Inc., (i) grant stock options or issue shares of our common stock under any of our equity incentive plans in effect as of the date of this prospectus supplement or our employee stock purchase plan, (ii) issue shares of our common stock upon the exercise of currently outstanding stock options or the conversion of our currently outstanding 3 3/4% Convertible Senior Subordinated Notes due 2012, or (iii) issue shares of our common stock having an aggregate fair market value of up to $50,000,000 for all or substantially all of the equity or assets of a company (or of multiple companies) in connection with mergers or acquisitions during this 90-day lock-up period. Notwithstanding the foregoing, if (i) during the last 17 days of the 40-day lock-up period applicable to our directors and executive officers or the 90-day lock-up period applicable to us, we issue an earnings release or material news or a material event relating to us occurs; or (ii) prior to the expiration of the 40-day or 90-day lock-up period, as applicable, we announce that we will release earnings results during the 16-day period following the last day of the 40-day or 90-day lock-up period, as applicable, then in each case the restrictions imposed by these lock-up agreements will continue to apply until the expiration of the 18-day period beginning on the date of the release of the earnings results or the occurrence of material news or a material event relating to us, as the case may be, unless Deutsche Bank Securities Inc. waives, in writing, this extension.

In connection with the offering, the underwriters may purchase and sell shares of our common stock in the open market. These transactions may include short sales, purchases to cover positions created by short sales and stabilizing transactions.

Short sales involve the sale by the underwriters of a greater number of shares than they are required to purchase in the offering. Covered short sales are sales made in an amount not greater than the underwriters’ option to purchase additional shares of common stock from us in the offering. The underwriters may close out any covered short position by either exercising their option to purchase additional shares or purchasing shares in the open market. In determining the source of shares to close out the covered short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase shares through the over-allotment option.

Naked short sales are any sales in excess of the over-allotment option. The underwriters must close out any naked short position by purchasing shares in the open market. A naked short position is more likely to be created if underwriters are concerned that there may be downward pressure on the price of the shares in the open market prior to the completion of the offering.

Stabilizing transactions consist of various bids for or purchases of our common stock made by the underwriters in the open market prior to the completion of the offering.

The underwriters may impose a penalty bid. This occurs when a particular underwriter repays to the other underwriters a portion of the underwriting discount received by it because the representatives of the underwriters have repurchased shares sold by or for the account of that underwriter in stabilizing or short covering transactions.

Purchases to cover a short position and stabilizing transactions may have the effect of preventing or slowing a decline in the market price of our common stock. Additionally, these purchases, along with the imposition of the penalty bid, may stabilize, maintain or otherwise affect the market price of our common stock. As a result, the price of our common stock may be higher than the price that might otherwise exist in the open market. These transactions may be effected on the New York Stock Exchange, in the over-the-counter market or otherwise.

A prospectus in electronic format is being made available on Internet web sites maintained by one or more of the lead underwriters of this offering and may be made available on web sites maintained by other underwriters. Other than the prospectus in electronic format, the information on any underwriter’s web site and any information contained in any other web site maintained by an underwriter is not part of the prospectus or the registration statement of which the prospectus forms a part.

Selling Restrictions

Each underwriter intends to comply with all applicable laws and regulations in each jurisdiction in which it acquires, offers, sells or delivers shares or has in its possession or distributes this prospectus and the accompanying prospectus.

In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a “Relevant Member State”), with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State (the Relevant Implementation Date) an offer of the shares to the public may not be made in that Relevant Member State prior to the publication of a prospectus in relation to the shares which have been approved by the competent authority in that Relevant Member State or, where appropriate, approved in another Relevant Member State and notified to the competent authority in that Relevant Member State, all in accordance with the Prospectus Directive, except that an offer to the public in that Relevant Member State of any shares may be made at any time under the following exemptions under the Prospectus Directive if they have been implemented in the Relevant Member State:

(a)        to legal entities which are authorised or regulated to operate in the financial markets or, if not so authorised or regulated, whose corporate purpose is solely to invest in securities;

(b)        to any legal entity which has two or more of (1) an average of at least 250 employees during the last financial year; (2) a total balance sheet of more than €43,000,000 and (3) an annual net turnover of more than €50,000,000, as shown in its last annual or consolidated accounts; or

(c)        in any other circumstances falling within Article 3 (2) of the Prospectus Directive;

provided that no such offer of shares shall result in a requirement for the publication by us or any underwriter of a prospectus pursuant to Article 3 of the Prospectus Directive.

For the purposes of this provision, the expression an “offer of shares to the public” in relation to any shares in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the shares to be offered so as to enable an investor to decide to purchase or subscribe the shares, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State and the expression Prospectus Directive means Directive 2003/71/EC and includes any relevant implementing measure in each Relevant Member State.

No prospectus (including any amendment, supplement or replacement thereto) has been prepared in connection with the offering of the shares that has been approved by the Autorité des marchés financiers or by the competent authority of another State that is a contracting party to the Agreement on the European Economic Area and notified to the Autorité des marchés financiers; no shares have been offered or sold and will be offered or sold, directly or indirectly, to the public in France except to permitted investors (“Permitted Investors”) consisting of persons licensed to provide the investment service of portfolio management for the account of third parties, qualified investors (investisseurs qualifiés) acting for their own account and/or investors belonging to a limited circle of investors (cercle restreint d’investisseurs) acting for their own account, with “qualified investors” and “limited circle of investors” having the meaning ascribed to them in Articles L. 411-2, D. 411-1, D. 411-2, D. 411-4, D. 734-1, D. 744-1, D. 754-1 and D. 764-1 of the French Code Monétaire et Financier and applicable regulations thereunder; none of this prospectus supplement or the accompanying prospectus or any other materials related to the offering or information contained therein relating to the shares has been released, issued or distributed to the public in France except to Permitted Investors; and the direct or indirect resale to the public in France of any shares acquired by any Permitted Investors may be made only as provided by Articles L. 411-1, L. 411-2, L. 412-1 and L. 621-8 to L. 621-8-3 of the French Code Monétaire et Financier and applicable regulations thereunder.

In addition:

•

an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the Financial Services and Markets Act 2000, the “FSMA”) has only been communicated or caused to be communicated and will only be communicated or caused to be communicated ) in connection with the issue or sale of the Securities in circumstances in which Section 21(1) of the FSMA does not apply to us; and

•	all applicable provisions of the FSMA have been complied with and will be complied with, with respect to anything done in relation to the Securities in, from or otherwise involving the United Kingdom.

This document is only being distributed to and is only directed at (i) persons who are outside the United Kingdom, or (ii) to investment professionals falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (the “Order”) or (iii) high net worth entities, and other persons to whom it may lawfully be communicated, falling within Article 49(2)(a) to (d) of the Order (all such persons together being referred to as “relevant persons”). The shares are only available to, and any invitation, offer or agreement to subscribe, purchase or otherwise acquire such shares will be engaged in only with, relevant persons. Any person who is not a relevant person should not act or rely on this document or any of its contents.

The offering of the shares has not been cleared by the Italian Securities Exchange Commission (Commissione Nazionale per le Società e la Borsa, the “CONSOB”) pursuant to Italian securities legislation and, accordingly, the shares may not and will not be offered, sold or delivered, nor may or will copies of this prospectus supplement and the accompanying prospectus or any other documents relating to the shares be distributed in Italy, except (i) to professional investors (operatori qualificati), as defined in Article 31, second paragraph, of CONSOB Regulation No. 11522 of July 1, 1998, as amended, (the “Regulation No. 11522”), or (ii) in other circumstances which are exempted from the rules on solicitation of investments pursuant to Article 100 of Legislative Decree No. 58 of February 24, 1998 (the “Financial Service Act”) and Article 33, first paragraph, of CONSOB Regulation No. 11971 of May 14, 1999, as amended.

Any offer, sale or delivery of the shares or distribution of copies of this prospectus supplement and the accompanying prospectus or any other document relating to the shares in Italy may and will be effected in accordance with all Italian securities, tax, exchange control and other applicable laws and regulations, and, in particular, will be: (i) made by an investment firm, bank or financial intermediary permitted to conduct such activities in Italy in accordance with the Financial Services Act, Legislative Decree No. 385 of September 1, 1993, as amended (the “Italian Banking Law”), Regulation No. 11522, and any other applicable laws and regulations; (ii) in compliance with Article 129 of the Italian Banking Law and the implementing guidelines of the Bank of Italy; and (iii) in compliance with any other applicable notification requirement or limitation which may be imposed by CONSOB or the Bank of Italy.

Any investor purchasing the shares in the offering is solely responsible for ensuring that any offer or resale of the shares it purchased in the offering occurs in compliance with applicable laws and regulations.

This prospectus supplement and the accompanying prospectus and the information contained therein are intended only for the use of its recipient and, unless in circumstances which are exempted from the rules on solicitation of investments pursuant to Article 100 of the “Financial Service Act” and Article 33, first paragraph, of CONSOB Regulation No. 11971 of May 14, 1999, as amended, is not to be distributed, for any reason, to any third party resident or located in Italy. No person resident or located in Italy other than the original recipients of this document may rely on it or its content.

Italy has only partially implemented the Prospectus Directive, the provisions under the heading “European Economic Area” above shall apply with respect to Italy only to the extent that the relevant provisions of the Prospectus Directive have already been implemented in Italy.

Insofar as the requirements above are based on laws which are superseded at any time pursuant to the implementation of the Prospectus Directive, such requirements shall be replaced by the applicable requirements under the Prospectus Directive.

Other Relationships with the Underwriters

We have in the past been engaged by each of the representatives of the underwriters and certain of their affiliates to perform consulting services for fees that we customarily charge for these types of services. They may engage us in the future to perform additional consulting services on their behalf.

Some of the underwriters or their affiliates have provided investment banking, commercial banking and/or financial advisory services to us in the past and may do so in the future. They have received customary fees and commissions for these services.

An affiliate of Banc of America Securities LLC, Bank of America, N.A. is the administrative agent for our $150 million revolving credit facility, which expires on September 30, 2011.

LEGAL MATTERS

Certain legal matters relating to the validity of the common stock being offered by this prospectus supplement are being passed upon for us by Duane Morris LLP, Baltimore, Maryland. Kirkland & Ellis LLP, New York, New York will pass upon certain other legal matters for us. George Stamas, a partner of Kirkland & Ellis LLP, is a director of FTI and, as of August 31, 2007, beneficially owns less than 1% of FTI’s common stock and stock options for 199,195 shares of common stock that are currently exercisable or will be exercisable on or before October 30, 2007. Certain legal matters will be passed upon for the underwriters by Skadden, Arps, Slate, Meagher & Flom LLP, New York, New York. Each of Skadden, Arps, Slate, Meagher & Flom LLP, Duane Morris LLP and Kirkland & Ellis LLP has referred clients to us, or has retained us on their clients’ behalf, in the past, and may do so in the future. Their clients have been charged the fees we customarily charge for the types of services rendered.

PROSPECTUS

FTI Consulting, Inc.

4,830,000 Shares

Common Stock

This prospectus describes some of the general terms that may apply to an offering of our common stock that we may issue and sell at various times. Please note that:

•	Prospectus supplements will be filed and other offering material may be provided at later dates that will contain specific terms of each sale of common stock.

•	You should read this prospectus and any prospectus supplements or other offering material filed or provided by us carefully before you decide to invest.

•

The common stock registered hereby may be sold to or through underwriters, and also to other purchasers or through agents. The names of any underwriters will be stated in the prospectus supplements and other offering material. We may also sell common stock directly to investors.

Our common stock is listed on the New York Stock Exchange under the symbol “FCN.” Any common stock that we may sell pursuant to this prospectus will be listed on the New York Stock Exchange upon official notice of issuance.

Investing in our securities is highly speculative and involves a high degree of risk. You should consider carefully the risks and uncertainties in the section entitled “ Risk Factors” beginning on page 1 of this prospectus and in the documents we file with the Securities and Exchange Commission that are incorporated by reference in this prospectus before making a decision to purchase our securities.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of any of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is September 27, 2007.

You should rely only on the information contained or incorporated by reference in this prospectus and any accompanying prospectus supplement. We have not authorized anyone to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information contained in this prospectus or the accompanying prospectus supplement is accurate as of any date other than the date on the front of those documents.

i

ABOUT THIS PROSPECTUS

This prospectus is part of a “shelf” registration statement that we filed with the Securities and Exchange Commission. By using a shelf registration statement, we may sell, from time to time, in one or more offerings, any of the securities described in this prospectus.

This prospectus and any accompanying prospectus supplement do not contain all of the information included in the registration statement as permitted by the rules and regulations of the SEC. For further information, we refer you to the registration statement on Form S-3, including its exhibits. We are subject to the informational requirements of the Securities Exchange Act of 1934 and, therefore, file reports and other information with the SEC. Statements contained in this prospectus and any accompanying prospectus supplement or other offering material about the provisions or contents of any agreement or other document are only summaries. If SEC rules require that any agreement or document be filed as an exhibit to the registration statement, you should refer to that agreement or document for its complete contents. You should not assume that the information in this prospectus, any prospectus supplement or any other offering material is accurate as of any date other than the date on the front of each document.

WHERE YOU CAN FIND MORE INFORMATION

The registration statement and our other filings are available over the Internet at the SEC’s worldwide web site at http://www.sec.gov. You may also read and copy any document that we file, including the registration statement, at the SEC public reference facilities at 100 F Street, N.E., Room 1580, Washington, D.C. 20549.

You may call the SEC at 1-800-SEC-0330 for further information about the operation of the public reference room.

In addition, our common stock is listed on the New York Stock Exchange and reports and other information concerning us may also be inspected at their offices at 20 Broad Street, New York, New York 10005.

INCORPORATION BY REFERENCE

We are “incorporating by reference” specified documents that we file with the SEC, which means that we can disclose important information to you by referring you to those documents that are considered part of this prospectus. Later information that we file with the SEC will automatically update and supersede this information. We incorporate by reference into this prospectus the documents listed below and any future filings made with the SEC (other than any portion of such filings that are furnished under applicable SEC rules rather than filed) under Sections 13(a), 13(c), 14, or 15(d) of the Exchange Act, including filings made on or after the date hereof and until the Company sells all of the securities:

•	our Annual Report on Form 10-K for the year ended December 31, 2006 filed on March 13, 2007;

•	our definitive proxy statement on Schedule 14A relating to our 2007 annual meeting of stockholders;

•	our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2007 and June 30, 2007; and

•	our Current Reports on Form 8-K filed on February 16, 2007 (with respect to Item 8.01 only), March 2, 2007, April 26, 2007, July 10, 2007, August 2, 2007 and September 27, 2007.

Any statement contained in a document incorporated or deemed to be incorporated by reference into this prospectus will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus or any other subsequently filed document that is deemed to be incorporated by reference into this prospectus modifies or supersedes the statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

On March 1, 2007, we filed a notification of late filing with respect to our 2006 Annual Report on Form 10-K. The delay in filing our Annual Report on Form 10-K was caused by the additional time required to prepare additional financial information of our subsidiaries, particularly with respect to FD International (Holdings) Limited and its subsidiaries, which were acquired in October 2006, in order to provide disclosure in our financial statements regarding the non-guarantor and guarantor subsidiaries of our 7 5/8% senior notes due 2013, 7 3/4% senior notes due 2016 and 3 3/4% convertible senior subordinated notes due 2012.

Our filings with the SEC, including our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and amendments to those reports, are available free of charge on our website as soon as reasonably practicable after they are filed with, or furnished to, the SEC. Our website and the information contained on that site, or connected to that site, are not incorporated into and are not a part of this prospectus. You may obtain a copy of these filings at no cost by writing or telephoning us at the following address:

FTI Consulting, Inc.

500 East Pratt Street,

Suite 1400

Baltimore, Maryland 21202

Attention: Corporate Secretary

Telephone: (410) 951-4800

FORWARD LOOKING STATEMENTS

This prospectus includes “forward-looking statements” within the meaning of Section 21E of the Securities Exchange Act of 1934, or the Exchange Act. Forward-looking statements include statements concerning our plans, objectives, goals, strategies, future events, future revenues or performance, capital expenditures, compensation arrangements, financing needs, plans or intentions relating to acquisitions, business trends and other information that is not historical information and may appear under the headings “—Risk Factors”, in our annual reports on Form 10-K and the other documents we file with the Securities and Exchange Commission, or SEC, including, among others, our Annual Report on Form 10-K and quarterly reports on Form 10-Q and amendments thereto. When used in this prospectus, the words estimates, expects, anticipates, projects, plans, intends, believes, forecasts and variations of such words or similar expressions are intended to identify forward-looking statements. All forward-looking statements are based upon our current expectations and various assumptions. Our expectations, beliefs and projections are expressed in good faith and we believe there is a reasonable basis for them. However, there can be no assurance that management’s expectations, beliefs and projections will result or be achieved.

There are a number of risks and uncertainties that could cause our actual results to differ materially from the forward-looking statements contained in this prospectus. Important factors that could cause our actual results to differ materially from the forward-looking statements we make in this prospectus are set forth herein, including under the heading “Risk Factors.” As stated elsewhere in this prospectus, such risks, uncertainties and other important factors relate to, among others:

•	retention of qualified professionals and senior management;

•	conflicts resulting in our inability to represent certain clients;

•	former employees joining competing businesses;

•	ability to manage utilization and pricing rates;

•	ability to integrate the operations of acquisitions;

•	ability to adapt to operating in non-U.S. markets;

•	ability to replace senior managers and practice leaders who have highly specialized skills and experience;

•	ability to find suitable acquisition candidates or take advantage of opportunistic acquisition situations;

•	fluctuations in revenues, operating income and cash flows;

•	compliance with the Foreign Corrupt Practices Act;

•	damage to our reputation as a result of claims involving the quality of our services;

•	unexpected terminations of client engagements;

•	competition;

•	costs of integrating recent and any future acquisitions;

•	industry trends;

•	ability to manage growth;

•	changes in demand for our services;

•	non-payment of receivables; and

•	changes in our leverage; and

•	proposed changes in accounting principles.

There may be other factors that may cause our actual results to differ materially from the forward-looking statements.

All forward-looking statements attributable to us or persons acting on our behalf apply only as of the date of this prospectus and are expressly qualified in their entirety by the cautionary statements included herein. We undertake no obligation to update or revise any forward-looking statements to reflect subsequent events or circumstances and do not intend to do so.

v

ABOUT FTI CONSULTING, INC.

FTI Consulting, Inc. is a leading global consulting firm to organizations confronting the critical legal, financial and reputational issues that shape their futures. Our experienced teams of professionals, many of whom are widely recognized as experts in their respective fields, provide high-caliber consulting services to a broad range of clients. We believe clients retain us because of our recognized expertise and capabilities in highly specialized areas, as well as our reputation for satisfying clients’ needs.

Our professionals have experience providing testimony in many areas, including: fraud, damages, lost profits, valuation, anti-trust and anti-competition, accountant’s liability and malpractice, contract disputes, patent infringement, price fixing, purchase price disputes, solvency and insolvency, fraudulent conveyance, preferences, disclosure statements, trademark and copyright infringement and the financial impact of government regulations. We have strong capabilities in highly specialized industries, including telecommunications, healthcare, transportation, utilities, chemicals, energy, commercial and investment banking, pharmaceuticals, tobacco, retail and information technology.

RISK FACTORS

Before making an investment decision, you should carefully consider the risks described under “Risk Factors” in the applicable prospectus supplement and in our most recent Annual Report on Form 10-K, and any updates in our Quarterly Reports on Form 10-Q, together with all of the other information appearing in this prospectus or incorporated by reference into this prospectus and any applicable prospectus supplement, in light of your particular investment objectives and financial circumstances. Our business, financial condition or results of operations could be materially adversely affected by any of these risks. The trading price of our securities could decline due to any of these risk factors, and you may lose all or any part of your investment.

USE OF PROCEEDS

Unless otherwise indicated in the applicable prospectus supplement or other offering material, we will use the net proceeds from the sale of the securities for general corporate purposes, including the continuation of the Company’s strategic acquisition program.

DESCRIPTION OF COMMON STOCK

Our authorized capital stock consists of 75,000,000 shares of common stock, $0.01 par value per share, and 5,000,000 shares of preferred stock, $0.01 par value per share. As of June 30, 2007, there were 42,495,749 shares of common stock outstanding held of record by 339 stockholders and no shares of preferred stock outstanding. Holders of our common stock have no preemptive rights and no right to convert their common stock into any other securities. There are no redemption or sinking fund provisions applicable to the common stock. All outstanding shares of our common stock are fully-paid and nonassessable. Our common stock is listed on the New York Stock Exchange under the symbol “FCN.”

Dividends

Subject to preferences that may be applicable to any outstanding shares of preferred stock, the holders of our common stock are entitled to receive ratably those dividends declared from time to time by the board of directors out of funds legally available therefor.

Voting Rights

The holders of our common stock are entitled to one vote for each share held of record on all matters submitted to a vote of the stockholders, including, without limitation, the election of our board of directors. Our stockholders have no right to cumulate their votes in the election of directors.

Rights upon Liquidation

In the event of liquidation, dissolution or winding up, holders of our common stock are entitled to share ratably in all assets remaining after payment of liabilities and the liquidation preference of any outstanding shares of preferred stock.

Anti-Takeover Effects of our Articles of Incorporation and Bylaws

Certain provisions of Maryland law and our amended and restated articles of incorporation and bylaws could make the following more difficult:

•	the acquisition of us by means of a tender offer;

•	acquisition of us by means of a proxy contest or otherwise; or

•	the removal of our incumbent officers and directors.

The provisions summarized below are expected to discourage certain types of coercive takeover practices and inadequate takeover bids. The provisions are also designed to encourage persons seeking to acquire control of us to first negotiate with our board.

Classified Board of Directors.    Our amended and restated articles of incorporation provides for our board to be divided into three classes of directors serving staggered three year terms. The classification of directors could prevent a stockholder, or group of stockholders, having majority voting power, from obtaining control of our board until the second annual stockholders’ meeting following the date that the stockholder, or group of stockholders, obtains majority voting power.

Election and Removal of Directors.    Our bylaws provide that subject to the rights of the holders of any class of stock separately entitled to elect one or more directors, a majority of the remaining directors, whether or not sufficient to constitute a quorum, may fill a vacancy on the board of directors which results from any cause except an increase in the number of directors, and a majority of the entire board of directors may fill a vacancy which results from an increase in the number of directors.

Stockholder Meetings.    Under our bylaws, the president, chief executive officer or board of directors may call special meetings of the stockholders. Special meetings of stockholders must also be called by the secretary upon written request of the stockholders entitled to cast at least 50% of all votes entitled to be cast at the meeting.

Requirements for Advance Notification of Stockholder Nominations and Proposals.    Under our bylaws, nominations for director may be made by a stockholder of record who delivers notice, along with the additional information and materials required by our bylaws, and who is a stockholder of record on the date of the annual meeting. Under our bylaws, a stockholder must deliver notice of nominees for director to our corporate secretary not less than 90 days and no more than 120 days before the first anniversary date of the mailing date of the proxy for the preceding year’s annual meeting; provided, however, that in the event that the date of the annual meeting is advanced by more than 30 days or delayed by more than 60 days from the anniversary date of the preceding year’s annual meeting, notice by the stockholder must be so delivered not earlier than the 90th day prior to such annual meeting and not later than the close of business on the later of the 60th day prior to such annual meeting or the tenth day following the day on which public announcement of the date of such annual meeting is first made. These provisions may prevent stockholders from bringing matters before an annual meeting of stockholders or from making nominations for directors at an annual meeting of stockholders.

Anti-Takeover Provisions of the Maryland General Corporation Law

Business Combinations.    The Maryland General Corporation Law prohibits specified “business combinations” between a Maryland corporation and an “interested stockholder.” These business combinations include a merger, consolidation, share exchange, an asset transfer or issuance or reclassification of equity securities. Interested stockholders are either:

•	anyone who beneficially owns 10% or more of the voting power of the outstanding voting shares of the corporation; or

•

an affiliate or associate of the corporation who was an interested stockholder or an affiliate or an associate of the interested stockholder at any time within the two-year period prior to the date in question.

These business combinations are prohibited for five years after the most recent date on which the stockholder became an interested stockholder. Thereafter, in addition to any other vote required by law or the charter or bylaws, any business combination must be recommended by the board of directors of the corporation and approved by the vote of at least 80% of the votes entitled to be cast by all holders of the corporation’s voting shares voting as a single group and at least 66 2/3% of the votes entitled to be cast by all holders of the corporation’s voting shares other than voting shares held by the interested stockholder or an affiliate or associate of the interested stockholder. An interested stockholder may avoid complying with these special voting requirements if the interested stockholder pays the corporation’s stockholders a minimum price for their shares (as specified in the statute) and the consideration is received in cash or in the same form previously paid by the interested stockholder for its shares.

The business combination statute does not apply to business combinations that are approved or exempted by the corporation’s board of directors prior to the time that the interested stockholder becomes an interested stockholder. A Maryland corporation may also adopt an amendment to its charter electing not to be subject to these special voting requirements. Any amendment would have to be approved by at least 80% of the votes entitled to be cast by all holders of outstanding shares of voting stock voting as a class and 66 2/3% of the votes entitled to be cast by holders of outstanding shares of voting stock who are not interested stockholders. If passed, the amendment will not become effective until 18 months after the corporation’s stockholders voted on it. Any interested stockholders who become an interested stockholder before the adoption of an amendment will not receive relief from the requirements of the statute by the adoption of a charter amendment. We have elected to be generally subject to this statute.

Control Share Acquisitions.    The Maryland General Corporation Law provides that “control shares” of a Maryland corporation acquired in a “control share acquisition” have no voting rights other than those voting rights approved by a vote of two-thirds of the votes entitled to be cast on the matter, excluding shares owned by the acquiror or by the corporation’s officers or directors who are employees of the corporation. Control shares are shares of voting stock that, if aggregated with all other shares of stock previously acquired, would entitle the acquiror to exercise voting power in electing directors within any one of the following ranges of voting power:

•	10% or more but less than 33 1/3% of all voting power;

•	33 1/3% or more but less than a majority of all voting power; or

•	a majority or more of all voting power.

Control shares do not include shares of stock an acquiring person is entitled to vote as a result of having previously obtained stockholder approval. A control share acquisition generally means the acquisition of, ownership of or the power to direct the exercise of voting power with respect to control shares. An acquiring person may require the board of directors to call a special stockholders’ meeting to consider the voting rights of the shares, but only if the acquiring person made or proposes to make a “control share acquisition,” under specified conditions, including an undertaking to pay expenses. The special stockholders’ meeting must be held within 50 days of the acquiring person’s demand. If no request for a meeting is made, the corporation may itself present the question at any stockholders’ meeting.

If voting rights are not approved at the meeting or if the acquiring person does not deliver an acquiring person statement as permitted by the statute, the corporation generally may redeem any or all of the control shares, except those control shares for which stockholders have previously approved voting rights. This redemption of shares must be for fair value, determined without regard to voting rights as of the date of the last control share acquisition or of any stockholders’ meeting at which the voting rights of the shares are considered and not approved. If voting rights for “control shares” are approved at a stockholders’ meeting and the acquiror becomes entitled to vote at least a majority of all shares entitled to vote, all other stockholders may exercise appraisal rights. The fair value of the stock determined for purposes of appraisal rights may not be less than the highest price per share paid in the control share acquisition. The limitations and restrictions otherwise applicable to the exercise of dissenters’ rights do not apply in the context of a “control share acquisition.”

The control share acquisition statute does not apply to stock acquired in a merger, consolidation or share exchange if the corporation is a party to the transaction, or to acquisitions previously approved or exempted by a provision in the charter or bylaws of the corporation. We have elected to be generally subject to this statute.

Limitations on Liability and Indemnification of Officers and Directors

Our amended and restated articles of incorporation and bylaws limit the liability of our directors and officers to us or our stockholders to the fullest extent permitted by Maryland law. None of our directors or officers will be personally liable to us or to our stockholders for monetary damages. Our amended and restated articles of incorporation and bylaws provide for indemnification of our officers and directors to the fullest extent permissible by Maryland corporate law.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is American Stock Transfer & Trust Company.

LEGAL MATTERS

The validity of the shares of our common stock in respect of which this prospectus is being delivered will be passed on for us by Eric Miller, our Senior Vice President and General Counsel.

EXPERTS

Our consolidated financial statements as of and for the year ended December 31, 2006 (including the financial statement schedule for the year ended December 31, 2006), and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2006 have been incorporated by reference herein in reliance upon the reports of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing. The report covering the December 31, 2006 consolidated financial statements refers to the adoption of Statement of Financial Accounting Standards No. 123 (Revised 2004), Share-Based Payment, on January 1, 2006.

Our consolidated financial statements as of December 31, 2005 and for each of the two years in the period ended December 31, 2005, included in our 2006 Annual Report on Form 10-K (including the schedule appearing therein for each of the two years in the period ended December 31, 2005), have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their report thereon, included therein, and incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

FTI Consulting, Inc.

4,200,000 Shares

Common Stock

Joint Book-Running Managers

Deutsche Bank Securities

Banc of America Securities LLC

Goldman, Sachs & Co.

Co-Managers

Boenning & Scattergood, Inc.

CJS Securities, Inc.

JMP Securities

Sidoti & Company LLC

Stifel Nicolaus

Suntrust Robinson Humphrey